                                                                       EXHIBIT 5
                                                                       ---------

                         OPINION AND CONSENT OF COUNSEL
                         ------------------------------

The Directors
Learmonth & Burchett Management Systems plc
1800 West Loop South
9th Floor
Houston
Texas
USA

18 March 1997



Dear Sirs

This opinion is delivered to you in connection with a Registration Statement on Form S-8 ( the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of American Depositary Shares representing up to 8,409,581 ordinary shares of 10p par value per share (the "Shares") in the capital of Learmonth & Burchett Management Systems plc (the "Company"). The Shares are issuable under LBMS Executive Option Scheme, the LBMS ESOP Share Option Scheme, and the LBMS Equity Incentive Scheme (together, the "Plans").

We have acted as English lawyers for the Company. For purposes of this opinion, we have assumed:-

     (a) that the options pursuant to which the Shares are issuable have been duly granted and exercised in accordance with the rules of the Plan; and
     (b) that (as was the case immediately following the Company's annual general meeting held on 15 November 1996) there will be, at the time of issue of the Shares, sufficient authorised but unissued share capital to allot the Shares, that sufficient authority to allot the Shares under Section 80 of the Companies Act 1985 (the "Act") has been granted to the directors and remains in force and that Section 89 of the Act has been disapplied in respect of any allotment of the Shares.

Based upon the foregoing, we are of the opinion that, upon the due passing of resolutions a duly convened meeting of the board of directors of the Company to allot and issue the Shares, receipt by the Company of the subscription price therefor in accordance with the rules of the Plans and the entry of the names of the allottees of the Shares in the register of members of the Company, the Shares will have been validly issued and will be fully paid and non-assessable.

This opinion is limited to English law as applied by the English courts as at the date of this letter and is given on the basis that it will be governed by and construed in accordance with English law.

We hereby consent to your filing this opinion as an Exhibit to the Registration Statement. Save as aforesaid, this opinion is addressed to and may be relied on solely by the addressee. It may not be regarded as addressed to or relied on by any other person without our prior written consent. It is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the issue of the Shares or the Registration Statement.

Yours faithfully,


MACFARLANES